As filed with the Securities and Exchange Commission on October 3, 2016

Registration No. __________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIONS GATE ENTERTAINMENT CORP.

(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada	N/A
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

250 Howe Street, 20th Floor

Vancouver, British Columbia V6C 3R8

and

2700 Colorado Avenue, Suite 200

Santa Monica, California 90404
(Address, Including Zip Code, of Principal Executive Offices)

LIONS GATE ENTERTAINMENT CORP.

2012 Performance Incentive Plan

(Full Title of the Plan)

Wayne Levin

General Counsel and Chief Strategic Officer

Lions Gate Entertainment Corp.

2700 Colorado Avenue, Suite 200

Santa Monica, California 90404

(310) 449-9200

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Common Shares, no par value	4,000,000(1) shares	$20.24	(2)	$80,960,000	(2)	$9,384	(2)

(1)	This Registration Statement covers, in addition to the number of shares of Lions Gate Entertainment Corp., a company continued under the laws of the Province of British Columbia (the “Company” or the “Registrant”), common shares, no par value (the “Common Shares”), stated above, options and other rights to purchase or acquire the Common Shares covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Shares on September 30, 2016 as quoted on the New York Stock Exchange.

The Exhibit Index for this Registration Statement is at page 5.

EXPLANATORY NOTE

This Registration Statement is filed by the Company to register additional securities issuable pursuant to the Plan and consists of only those items required by General Instruction E to Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Registration Statements on Form S-8, filed with the Commission on September 28, 2012 (Commission File No. 333-184186) and September 26, 2014 (Commission File No. 333-198972);
(b)	The Company’s Annual Report on Form 10-K for its fiscal year ended March 31, 2016, filed with the Commission on May 25, 2016 (Commission File No. 001-14880);
(c)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2016, filed with the Commission on August 4, 2016 (Commission File No. 001-14880);
(d)	The Company’s Current Reports on Form 8-K, filed with the Commission on June 30, 2016, July 1, 2016, July 22, 2016, September 16, 2016, September 22, 2016 and September 27, 2016 and September 30, 2016 (Commission File No. 001-14880); and
(e)	The description of the Company’s Common Shares contained in its Registration Statement on Form 8-A filed with the Commission on August 5, 2004 (Commission File No. 001-14880), and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Under the Business Corporations Act (British Columbia) (the “BCBCA”), the Company may indemnify a present or former director or officer of the Company or a person who acts or acted at the Company’s request as a director or officer of another corporation, or for an affiliate, of the Company, and his heirs and personal or other

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legal representatives, against all costs, charges and expenses, including legal and other fees, and amounts paid to settle an action or satisfy a judgment, actually and reasonably incurred by him including an amount paid to settle an action or satisfy a judgment in respect of any legal proceeding or investigative action, whether current, threatened, pending or completed, to which he is made a party by reason of his position with the Company or such other corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of the Company or such other corporation, and, in the case of a proceeding other than a civil proceeding, had reasonable grounds for believing that his conduct in respect of which the proceeding was brought was lawful. Other forms of indemnification may be made only with court approval.

In accordance with the Articles of the Company, the Company shall indemnify every director or former director of the Company, or may, subject to the BCBCA, indemnify any other person. The Company entered into indemnity agreements with its directors, executive officers, and certain other key employees whereby the Company has have agreed to indemnify the directors and officers to the extent permitted by the Company’s Articles and the BCBCA.

The Company’s Articles permit the Company, subject to the limitations contained in the BCBCA, to purchase and maintain insurance on behalf of any person mentioned in the preceding paragraph, as the board of directors may from time to time determine. The Company, however, only maintains directors and officers liability insurance and corporate reimbursement insurance.

The foregoing summaries are necessarily subject to the complete text of the BCBCA, the Company’s Articles, and the arrangements referred to above are qualified in their entirety by reference thereto.

Item 8.	Exhibits

See the attached Exhibit Index at page 5, which is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on October 3, 2016.

Lions Gate Entertainment Corp.

By:	/s/ James W. Barge
James W. Barge
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jon Feltheimer, Michael Burns, Wayne Levin and James W. Barge, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jon Feltheimer	Chief Executive Officer and Director	October 3, 2016
Jon Feltheimer	(Principal Executive Officer)

/s/ James W. Barge	Chief Financial Officer	October 3, 2016
James W. Barge	(Principal Financial and Accounting Officer)

/s/ Michael Burns	Director	October 3, 2016
Michael Burns

/s/ Gordon Crawford	Director	October 3, 2016
Gordon Crawford

/s/ Arthur Evrensel	Director	October 3, 2016
Arthur Evrensel

/s/ Emily Fine	Director	October 3, 2016
Emily Fine

/s/ Michael T. Fries	Director	October 3, 2016
Michael T. Fries

/s/ Sir Lucian Grainge	Director	October 3, 2016
Sir Lucian Grainge

/s/ John C. Malone	Director	October 3, 2016
John C. Malone

/s/ G. Scott Paterson	Director	October 3, 2016
G. Scott Paterson

/s/ Mark Rachesky, M.D.	Director	October 3, 2016
Mark Rachesky, M.D.

/s/ Daryl Simm	Director	October 3, 2016
Daryl Simm

/s/ Hardwick Simmons	Director	October 3, 2016
Hardwick Simmons

/s/ David M. Zaslav	Director	October 3, 2016
David M. Zaslav

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EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.	Lions Gate Entertainment Corp. 2012 Performance Incentive Plan. (Filed as Exhibit A to the Company’s Proxy Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on July 28, 2016 (Commission File No. 001-14880) and incorporated herein by this reference.)

5.	Opinion of Dentons LLP (opinion re legality).

23.1	Consent of Ernst & Young LLP Independent Registered Public Accounting Firm (with respect to financial statements of Lions Gate Entertainment Corp.).

23.2	Consent of Ernst & Young LLP, Independent Auditors (with respect to financial statements of Pop Media Group, LLC)

23.3	Consent of PricewaterhouseCoopers LLP (consent of independent accountants).

23.4	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).

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